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Filed Pursuant to Rule 424(b)(2)
Commission File Nos. 333-155718 and 333-171029

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 29, 2009)

6,000,000 Shares

Common Stock

        Pursuant to this prospectus supplement and the accompanying prospectus, we are offering and selling 6,000,000 shares of our common stock at a price of $7.00 per share.

        Our common stock is traded on the NASDAQ Global Market under the symbol "FXEN." On March 9, 2011, the last reported sale price of our common stock was $7.89 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-14 of this prospectus supplement.

	Per share	Total

Public offering price	$7.00	$42,000,000

Underwriting discounts and commissions	$0.42	$2,520,000

Proceeds to us (before expenses)	$6.58	$39,480,000

        The underwriter has an option to purchase up to an additional 900,000 shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriter expects to deliver the shares of common stock to the purchasers on or about March 15, 2011.

Macquarie Capital

The date of this prospectus supplement is March 10, 2011.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
AND THE PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering or our common stock. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under "Incorporation by Reference" in this prospectus supplement, and you may obtain the documents incorporated by reference without charge by following the instructions under "Incorporation by Reference" or "Where You Can Find More Information." To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference, you should rely on the information contained in this prospectus supplement.

        You should rely only on the information contained in this prospectus supplement, any related free writing prospectus, the accompanying prospectus and the documents we incorporate by reference. We have not and the underwriter has not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not and the underwriter is not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information we have included in this prospectus supplement, any related free writing prospectus and the accompanying prospectus is accurate as of any date other than the date hereof or thereof respectively, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Statements contained in this prospectus supplement as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or incorporated by reference herein.

        All references in this prospectus supplement to "we," "our," "us," or "FX Energy" refer to FX Energy, Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

S-ii

SUMMARY

        This summary contains basic information about us and this offering. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read this prospectus supplement, any related free writing prospectus, the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and the notes thereto, for a more complete understanding of our business, financial condition and results of operations. You should pay special attention to the "Risk Factors" section beginning on page S-14 of this prospectus supplement, as well as the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2010, before making an investment decision. Definitions of certain oil and gas industry terms used in this prospectus supplement are provided under the heading "Glossary of Industry Terms" beginning on page S-32 of this prospectus supplement.

 Company Overview

        We are an independent oil and gas exploration and production company with production, appraisal, and exploration activities in Poland. We also have modest oil production, oilfield service activities, and a shale acreage position in the United States.

        At year-end 2010, independent reserve engineers estimated our worldwide proved oil and gas reserves to be 40.0 billion cubic feet, or Bcf, of natural gas and 0.6 million barrels of oil, or a combined total of 43.8 billion cubic feet of natural gas equivalent, or Bcfe (converting oil to gas at a ratio of one barrel of oil to 6,000 cubic feet of natural gas). Of this 43.8 Bcfe, 91% was in Poland and 9% was in the United States. The engineers estimated the PV-10 Value of our proved reserves to be approximately $127.3 million.

        At year-end 2010, independent reserve engineers estimated our worldwide proved plus probable, or P50, oil and gas reserves to be a combined total of 87.1 Bcfe. The engineers estimated the PV-10 Value of our P50 reserves to be approximately $206.4 million.

        Subsequent to year-end 2010, we had a significant exploration discovery, the Lisewo-1 well in Poland. Independent engineers estimate the proved and P50 reserves for this well to be approximately 12.7 and 17.7 Bcf of gas, respectively, net to our interest. The incremental PV-10 Value of these proved and P50 reserves is estimated to be $16.0 and $19.7 million, respectively. This discovery, in combination with our 2010 year-end proved reserves, would equate to 56.5 Bcfe of proved reserves, with an estimated PV-10 Value of $143.3 million. Our year-end P50 reserves would then equate to 104.8 Bcfe, with an estimated PV-10 Value of $226.1 million.

        Our 2010 oil and gas production was 3.8 Bcfe (10.5 million cubic feet equivalent per day or MMcfed), which was up 69% from 2009 production; 3.5 Bcfe (9.5 MMcfed) of our production was in Poland and 0.3 Bcfe (1.0 MMcfed) was in the United States. All of our production in Poland consisted of natural gas, while all of our United States production consisted of crude oil.

        We currently expect that our 2011 production will rise significantly from our 2010 production rates. One of our wells in Poland started producing just a few days before the end of 2010, and we have two other wells in Poland scheduled to begin production during the second quarter of 2011. We expect these three new wells, with anticipated aggregate initial production of approximately 14 million cubic feet per day, or MMcfd, of gas (6.9 MMcfd net to us), will add to our 2010 base levels of production of 9.5 MMcfd of gas. Thus, even without the benefit of any production from a fourth well that is waiting on production facilities, or from our recent Lisewo-1 well or other possible discoveries, we expect our 2011 production to significantly exceed our 2010 level.

        Substantially all of our growth in reserves and production in recent years has come from our operations in Poland. We expect this will continue, as most of our technical efforts and capital budget are devoted to these operations in Poland. We believe that these operations represent the most favorable opportunities for success that are available to us. See "—Corporate Strategy" immediately below. With a view to future growth in reserves and production, we now hold 4.6 million gross acres (4.0 million net) in Poland and continually review additional acquisition opportunities.

        As of December 31, 2010, we had approximately 45 million shares of common stock outstanding, and our market capitalization was approximately $280 million (approximately $358 million as of March 9, 2011). Our shares are listed on the NASDAQ Global Market under the symbol "FXEN." So far during 2011, our average daily trading volume has been approximately 500,000 shares. Our total assets as of December 31, 2010, were $66.6 million, and our net debt (long-term debt less working capital) was $16.8 million. Net debt per thousand cubic feet equivalent, or Mcfe, of proved reserves was $0.38 at year end, or $0.30 including the 12.7 Bcf of gas reserves associated with the subsequent Lisewo-1 discovery.

Corporate Strategy

        Poland is a unique international exploration opportunity. Over the last 40 years or so, western companies have poured billions of dollars into exploration efforts in the British, Dutch, Norwegian, and German sectors of the offshore and onshore North European Permian Basin (generally the North Sea area). For the industry, these efforts have resulted in the discovery of trillions of cubic feet of gas and more than a billion barrels of oil. However, until the last few years of the twentieth century, Poland was closed to exploration by foreign oil and gas companies. To date, the exploration activities conducted in the Polish onshore portion of the Permian Basin are only a fraction of those conducted in the western part of the basin. Consequently, the Polish Permian Basin is underexplored and underexploited and, therefore, has high potential for discovery of significant amounts of oil and gas relative to the North Sea or other Permian Basin mature oil and gas provinces in the United States and elsewhere. As an example, the gross proved reserves per well associated with our eight discoveries in our core Fences concession in Poland have been 17.1 Bcf. The average initial production rate for these eight wells is estimated to be approximately 6.0 MMcfd of natural gas. We believe these figures are materially higher than those associated with new discoveries in most mature oil and gas provinces.

        Just as important as the reserve and production potential is the fact that Poland is highly dependent upon imported natural gas, which is expensive. There is an attractive and deep market for gas discoveries and production in-country. As of March 7, 2011, the price we receive for natural gas at our Roszkow well, for example, is approximately 69% higher than natural gas contracts traded on the New York Mercantile Exchange, sometimes referred to as the Henry Hub price.

        Acting on this combination of facts, we were one of the first independent oil and gas companies to acquire a large land position, to embark on a focused exploration and development program, and as a result, to begin producing hydrocarbons in Poland. After several years of effort in Poland, our exploration efforts are showing significant progress. In fact, our proved oil and gas reserve volumes in Poland have increased at a compound annual growth rate of 22% since 2003. Our production volume has increased at a compound annual growth rate of 52% from 2005 through 2010. Though we cannot assert that future results will be similar, this success has encouraged us to continue to focus our efforts in Poland.

        More specifically, we have directed the bulk of our available funds, management, and technical resources to our core "Fences" concession area in Poland. We expect to continue concentrating much of our capital budget to this area in an effort to lower drilling risk, shorten the time to first production from successful wells, and optimize opportunities for robust revenue growth. Over the last several years, we have drilled 11 wells in the Fences concession targeting Rotliegend structural traps, eight of which have been commercial discoveries.

        With the success that we have achieved from our Fences drilling program, we now plan to explore selected parts of our other exploration acreage, namely the Warsaw South and Kutno concessions,

through both targeted seismic data acquisition and drilling of several higher risk, higher reward exploration wells, where we believe we have the opportunity to find significant oil and gas reserves. To reduce our financial exposure to these higher risk exploration wells, we have successfully executed several farm-out agreements, whereby we may reduce our interest in the concessions in return for a partial carry on drilling costs.

        We currently hold substantial acreage in other areas of Poland that we consider underexplored and underdeveloped and, therefore, subject to greater exploration risk. We plan to carry out preliminary exploration work on this acreage and then plan to continue our strategy of utilizing industry farm-outs to finance the bulk of early-stage drilling. To the extent that our overall strategy results in substantial revenue growth, we plan to continue to increase our funding of exploration projects over a wider area in Poland.

Current Activities and Presence in Poland

        We concentrate our exploration efforts in Poland primarily on the Rotliegend sandstones of the Permian Basin. We were attracted to the Rotliegend sandstones in Poland by two observations:

          (1)   Since the 1960s, dozens of western exploration companies working in the North Sea and onshore European portions of the North European Permian Basin have identified approximately 250 trillion cubic feet, or Tcf, of Rotliegend gas. While the Permian Basin extends well into Poland, only five Tcf of Rotliegend gas has been discovered in Poland by the Polish Oil and Gas Company, or PGNiG, which conducted all oil and gas exploration and production in the country until Poland was opened to foreign exploration. We believe political and capital constraints impaired PGNiG's ability to explore and develop the Polish portion of the basin.

          (2)   In the last 25 years, very little exploration focused on the Rotliegend has been conducted in Poland, except within the perimeter of our core Fences concession, first by PGNiG in its retained areas and in recent years by us and PGNiG, working together in our jointly owned prospect areas.

        We have identified a core area consisting of approximately 852,000 gross acres surrounding PGNiG's long-producing Radlin field. This 390 Bcf Rotliegend gas field was discovered in the 1980s by our joint venture partner, PGNiG, which owns and produces gas from the field (we do not own an interest in this field, but see it as a geologic analog). We have emphasized improved seismic data acquisition and processing in our exploration efforts surrounding this field, using technology developed by others for Rotliegend exploration in the Southern North Sea.

        Since 2000, we have made commercially successful discoveries in eight of the 11 wells we have drilled on Rotliegend structural trap targets. In the aggregate, these eight discoveries, which include the early 2011 Lisewo-1 discovery, found gross estimated proved reserves of approximately 137 Bcf of gas. We have acquired three-dimensional, or 3-D, seismic data over several hundred square kilometers in the Fences concession and plan to acquire 3-D seismic data over more of that concession. Using the data acquired to date, we have identified a number of possible structural traps. We believe the 3-D seismic data gives us better definition of the targets and might reduce our drilling risk. However, this is still exploration in an underexplored area. Thus, we expect to drill some wells that do not establish production or reserves, just as we have done in the past. Nonetheless, the extensive production history, well data, and seismic data available for the Fences area have contributed to our success rate there. We plan to continue to direct a significant portion of our available funds to carry out a multi-year exploration, appraisal, and development drilling program in the Fences concession. These operations are the focus of our strategy to increase production and reserves in our core area.

        While maintaining our focus on the Rotliegend structural trap exploration model, we are also carrying out work to determine the tight gas potential in the Plawce structure located in the north of our Fences concession. The Plawce horst was discovered in the 1970s and 1980s; wells found large gas columns in tight Rotliegend reservoirs. Modern technology now allows the exploitation of these resources, which have significant potential. We plan to drill an appraisal well on the Plawce structure in 2011.

        We have identified several drill-ready prospects outside the Fences concession, in our Warsaw South and Kutno concessions. These wells are higher risk and cost more than our Fences wells, but they are targeting greater resources. In order to reduce our financial exposure to these high risk wells, we have recently executed farm-out agreements with industry participants. These agreements may reduce our interest on these licenses in return for a partial carry on future exploration wells. We plan to begin drilling on the Warsaw South and Kutno concessions in 2011.

        Outside the abovementioned licenses, we have accumulated a large land position in known productive regions or geologic trends and in selected "rank wildcat" areas in Poland. We have assembled a sophisticated technical team experienced with using modern exploration tools and generated a number of attractive oil and gas prospects. We will continue our strategy of inviting industry participation in the early-stage drilling of these prospects to reduce our financial exposure in each well. To the extent that our overall strategy results in substantial revenue growth, we plan to direct more of our own funds toward exploration of these early-stage exploration licenses.

        Most of our current Polish operations are conducted in partnership with PGNiG. PGNiG is a fully integrated oil and gas company that is largely owned by the Treasury of the Republic of Poland. PGNiG is Poland's principal domestic oil and gas exploration, production, transportation, and distribution entity. Under our existing agreements, PGNiG has provided us with access to exploration opportunities, previously collected exploration data, and technical and operational support. We also use geophysical and drilling services provided by PGNiG, and we sell most of our gas production to PGNiG. We sell almost all of our gas production in Poland to PGNiG.

Our U.S. Presence

        Unlike our position in Poland, our U.S. operation has not been the focus of our exploration efforts. Our U.S. operations provide a modest amount of cash flow and are not capital intensive. They consist mostly of shallow, oil-producing wells in the Cut Bank oil field of Montana. As of December 31, 2010, our U.S. reserves (all of which were proved reserves) were estimated at 639,000 barrels of crude oil with a PV-10 Value of approximately $9.7 million. At year-end 2010, U.S. reserves were approximately 9% of total proved reserves on a gas equivalent basis. Our oil wells produce approximately 168 barrels of oil per day, net to our interest. From our field office in Montana, we also provide oilfield services, which provided approximately $2.1 million in revenue during 2010.

        Recently, U.S. and Canadian oil and gas operators have been drilling for oil in the Bakken and Three Forks formations in the Williston Basin in Montana and in Alberta, Canada. The Bakken (also known in Canada as the Exshaw) and related formations are the focus of a growing trend of testing oil potential with multistage fracturing of horizontal wells. Newfield Exploration Co. (NFX) and Rosetta Resources, Inc. (ROSE), are two of the more active companies among a number operating near our Cut Bank field in northern Montana. We plan to reenter and deepen several of our existing Cut Bank field wells to take core samples from the Bakken and related formations for laboratory testing during the summer of 2011 and may drill one or more wells in the second half of this year, subject to positive laboratory results. We are also discussing the Bakken play with other companies in the area with a view to possibly investigating the Bakken potential over a broader area.

 Exploration, Development, and Production Activities

Polish Exploration Rights

        As of December 31, 2010, we held oil and gas exploration rights in Poland in a number of separately designated project areas encompassing approximately 4.6 million gross acres. We are currently the operator in all areas, except our 852,000 gross-acre core Fences project area, in which we hold a 49% interest in approximately 807,000 acres and a 24.5% interest in the remaining 45,000 acres. PGNiG is the operator in the Fences project area. We hold interests in approximately 4.0 million net acres throughout Poland.

        As we build revenues in our core area and further explore and evaluate our acreage in Poland, we expect to increase the operational and financial efforts we expend outside our core area. As we do so, we may add new concessions that we believe have high potential and relinquish acreage that we believe has lower potential.

Exploratory Activities in Poland

        Our ongoing activities in Poland are conducted in several project areas: Fences, Block 287, Warsaw South, Kutno, Northwest, Edge, Block 229, and Block 246. Our drilling activities have been focused primarily on the core Fences area. We have focused on this core area because substantial gas reserves have already been discovered and developed by PGNiG. We and PGNiG have discovered proved gas reserves of over 137 Bcf gross (59 Bcf net to our interest) in eight commercial wells in the Fences area as of March 7, 2011. We have concluded that there is likely to be substantial additional natural gas in the same geologic horizon in this area. We are selling gas from wells located in the Fences area and Block 287.

        We plan to begin drilling on the Warsaw South and Kutno concessions in 2011. These wells will be targeting greater resources, but will be higher risk than our Fences wells. To help mitigate the financial risk from drilling these wells, we have executed farm-out agreements with industry participants.

        We are developing longer-term exploration prospects in the remaining project areas.

  Fences Area

        The Fences concession area encompasses 852,000 gross acres (3,450 sq. km.) in western Poland's Permian Basin. PGNiG gas fields located in the Fences area are "fenced off" or excluded from our exploration acreage. These fields, discovered by PGNiG between 1974 and 1985, produce from structural traps in the Rotliegend sandstone. We hold a 49% interest in approximately 807,000 acres and a 24.5% interest in the remaining 45,000 acres in the Fences area for 406,000 total net acres.

        The Rotliegend is the primary target horizon throughout most of the Fences concession area, at depths from approximately 2,500 to 4,000 meters. Both structural traps and stratigraphic ("pinch-out") traps are known to produce gas from the Rotliegend in the region. In addition, we have identified what appear to be carbonates in the Zechstein formation, a third type of trap that is known to produce both oil and gas in the region.

                  Fences Area: Structural Traps

        Based on our drilling experience since 2000 in the Fences area, we have emphasized the use of seismic acquisition, processing, and interpretation techniques that have been used successfully in the Rotliegend gas fields of the United Kingdom's offshore Southern Gas Basin. With Rotliegend structures as our target and using improved seismic data processing and acquisition techniques, we have drilled 11 wells targeting Rotliegend structures through March 7, 2011. Eight of these wells are commercial, with aggregate remaining proved gas reserves of over 112 Bcf gross (51 Bcf net to our interest) as of December 31, 2010, including proved reserves from the Lisewo-1 well, which was completed subsequent to year-end 2010.

        Three of these wells have been in production from 2009 or earlier. A newly constructed production facility has been completed for the Kromolice-1, Sroda-4, and Kromolice-2, or KSK, wells. One of the KSK wells began production during late December 2010. We expect production from the other two KSK wells to begin during the second quarter of 2011. By the second half of this year, we expect the KSK wells to collectively produce approximately 14 MMcfd of gas (6.9 MMcfd net to us). Our Winna Gora well is expected to begin producing in the first half of 2012. Our recent Lisewo-1 discovery should begin production in mid-2013. Those wells that are currently in production are producing under the required production licenses obtained by PGNiG in its capacity as operator or under the two-year period of test production that is permitted under the exploration concession.

        Finally, in the northernmost part of our Fences concession and lying within the area covered by our recently acquired 3-D seismic data, we have identified a very large upthrown block, or horst, of Rotliegend sandstone that encompasses approximately 50 square kilometers, or 12,000 acres. One well, the 1984 Plawce-1, was drilled by PGNiG on this Rotliegend block within what is now our Fences concession. Six other wells have been drilled by others (four of these more than 20 years ago) in this horst block north of our concession boundary. All six of these wells had substantial gas columns, and all but the most recent two wells were plugged due to relatively tight reservoir rocks. The newest well, the Trzek-2, located about 12 kilometers north of our concession, was drilled by another firm in 2010 and 2011, and reportedly tested gas at a rate 17 MMcfd on a short-term test, after high-pressure, hydraulic fracturing along a 1,350 meter horizontal wellbore. Prior to that, the Trzek-1 well, located about six kilometers north of our concession and drilled by the same firm, reportedly tested gas at rates between 2.5 and 7.5 MMcfd after high-pressure, hydraulic fracturing from a vertical wellbore. We are continuing to evaluate our data and are working with PGNiG on a plan to appraise and explore the gas resource in the Plawce area. We expect to start drilling a well here in the second quarter of 2011.

  Block 287 Concession Area

        The Block 287 concession area is 13,000 acres (52 sq. km.) located approximately 25 miles south of the Fences concession area. We own 100% of the exploration rights. We retained this small portion of Block 287 when we relinquished larger portions in 2007 and 2008.

        Within our retained acreage in Block 287, there are three Rotliegend gas wells known as the Grabowka wells. Originally drilled by PGNiG in 1983-85, these three wells tested gas but never produced commercially. In early 2007, we entered into a joint venture agreement with an unrelated party, PL Energia S.A., headquartered in Krzywoploty, Poland, under which all costs of reentering and completing the three Grabowka wells and building production facilities would be paid by our joint venture partner in exchange for discounted pricing on gas. To date, we have reentered only the Grabowka-12 well, which has been producing since July 2009 at an average daily rate of approximately 0.5 MMcfd.

  Warsaw South Concession Area

        We hold a 100% interest in a total of 638,000 acres (2,581 sq. km.) in east-central Poland that we acquired in 2007. We also hold an 82% interest in 236,000 acres in the same project area. The Warsaw South concession has several exploration leads, including carboniferous sands and shales with structural or truncation trapping and possibly Zechstein reefs trapped by overlying evaporites and salt. Our technical group has reviewed the geological and geophysical data from the area and identified a dozen carboniferous leads and two possible Zechstein reef targets. We are currently acquiring two-dimensional, or 2-D, seismic data over some of these leads and plan to drill two wells in the Warsaw South concession area in 2011.

        In December 2010, we entered into a letter of intent with PGNiG under which it may acquire a 49% interest in the Warsaw South concession area in exchange for paying for some of the early-stage exploration work. We will continue as operator.

  Kutno Concession Area

        We hold a 100% interest in 706,000 gross acres (2,856 sq. km.) acquired in 2007 and 2008. The area encompasses a Rotliegend mega-structure ("Kutno") with projected four-way dip closure. Depth of the structure is estimated at approximately 6,500 meters (21,000 feet). In view of the depth and cost, we determined to seek industry participation to bear initial exploration costs. In 2010, we entered into agreements under which two other companies agreed to provide most of the drilling costs of a test well in order for them together to earn a 75% interest in the area. We will retain operations and expect to begin drilling a test well on the Kutno structure in 2011.

  Northwest Concession Area

        We hold concessions on 828,000 acres in west-central Poland, in Poland's Permian Basin directly north of PGNiG's BMB and MLG oil and gas fields. The Northwest concession area has at least two separate possible exploration models: Rotliegend sands trapping gas in structural closures and Zechstein calcium-rich, Ca2 dolomitic sands, reefs, and talus trapping oil and gas.

        Based on our review of reprocessed old and newly acquired 2-D seismic data, we drilled the Ostrowiec well in the Northwest concession in 2009 to test a Ca2 target at a depth of 3,800 meters and a Rotliegend target at a depth of 4,100 meters. The well did not encounter commercial hydrocarbons in the Ca2 target and was plugged before reaching target depth for the Rotliegend. The well was operated and owned 51% by us. PGNiG paid 100% of the cost to drill the well. As a result, PGNiG holds a 49% interest in 211,000 acres; we hold a 51% interest in that acreage and a 100% interest in the remaining 617,000 acres.

        We may seek industry participation on the remaining blocks, while continuing to carry out preliminary exploration work on our own.

  Edge Concession Area

        In 2008, we acquired a 100% interest in four concessions in north-central Poland covering approximately 881,000 acres (3,567 sq. km.). Having reprocessed existing 2-D seismic data, we identified a number of leads, including several Permian age Ca2 reefs and a large Devonian structure. We plan to acquire additional 2-D seismic data this year over two of these leads to select possible drilling locations. We may seek industry participation in the drilling of wells in this concession area.

  Block 229 Concession Area

        In 2008, we acquired a 100% interest in a concession east of our Fences project area covering approximately 233,000 acres (941 sq. km.). We have identified a possible Rotliegend prospect and a number of possible Ca2 reef build-ups on 2-D seismic data in Block 229. We plan to seek industry participation while continuing to carry out early-stage exploration work on our own.

  Block 246 Concession Area

        In 2008, we acquired a 100% interest in a concession south of our Fences project area covering approximately 241,000 acres (975 sq. km.). We have identified an area with potential for Rotliegend gas and a different area with potential for calcium-rich, Ca1 reef build-ups where the Koscian field trend may extend into Block 246. We plan to seek industry participation while continuing to carry out early-stage exploration work on our own.

  Additional Concession Acreage

        We may apply for more concession blocks in Poland in 2011. If we acquire more concession blocks, we will allocate modest technical and financial resources to these areas during 2011, primarily in the form of data collection and seismic reprocessing, with a view to ascertaining relative hydrocarbon potential and exploration risk.

Activities and Assets in the United States

        We produce oil from approximately 10,732 gross (10,418 net) acres in Montana and 400 gross (128 net) acres in Nevada.

  Montana

        We did not drill any wells in Montana during 2010. We are evaluating plans for drilling in Montana during 2011. During 2011, we plan to deepen several wells in our 10,000 acre Cut Bank field to take core samples from the Bakken and related formations for laboratory testing. We sell all of our Montana production, which constitutes over 94% of our total oil production, to Cenex, a regional refiner and marketer. We are in discussions with other oil and gas companies with a view to possibly investigating the Bakken potential over a broader area.

  Nevada

        We did not drill any wells in Nevada during 2010 and have no plans for drilling there during 2011.

        A detailed discussion of our business is included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. See "Incorporation by Reference."

Corporate Information

        FX Energy was incorporated in Nevada in January 1989. The address of our principal executive office is 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106, and our telephone number is 801-486-5555. Our website address is www.fxenergy.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

Summary Historical Consolidated Financial Data

        The following table shows our summary historical consolidated financial data for the years ended December 31, 2010, 2009, and 2008 and as of December 31, 2010. The summary consolidated statement of operations data and statement of cash flows data for the years ended December 31, 2010, 2009, and 2008 and the consolidated balance sheet data as of December 31, 2010 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement.

        You should read the following data in connection with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010, where there is additional disclosure regarding the information in the following table. Our historical results are not necessarily indicative of results to be expected in future periods.

	Year Ended December 31,
	2010	2009	2008
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues:
Oil and gas sales	$22,914	$12,772	$13,494
Oilfield services	2,099	1,892	4,347

Total revenues	25,013	14,664	17,841

Operating costs and expenses:
Lease operating expenses(1)	3,473	3,478	3,441
Exploration costs(2)	3,038	4,829	15,389
Impairments of oil and gas properties(3)	564	1,864	14,746
Asset retirement obligation gain	(264)	(529)	—
Oilfield services costs	1,550	1,412	2,751
Depreciation, depletion and amortization (DD&A)	2,626	1,602	1,720
Accretion expense	92	41	84
Stock compensation	1,379	1,693	2,367
Bad debt expense	—	—	460
General and administrative costs (G&A)	7,973	7,257	7,030

Total operating costs and expenses	20,431	21,647	47,988

Operating income (loss)	4,582	(6,983)	(30,147)

Other income (expense):
Interest expense	(1,936)	(654)	(672)
Interest and other income	829	54	394
Foreign exchange (loss) gain	(4,233)	7,053	(24,279)

Total other (expense) income	(5,340)	6,453	(24,557)

Net loss	$(758)	$(530)	$(54,704)

Basic and diluted net loss per common share	$(0.02)	$(0.01)	$(1.35)
Basic and diluted weighted average shares outstanding	43,387	42,529	40,420

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Cash Flow Statement Data:
Net cash provided by (used in) operating activities	$7,249	$(5,829)	$(14,248)
Net cash used in investing activities	(7,814)	(3,999)	(11,772)
Net cash provided by (used in) financing activities	16,092	(2,676)	40,121

	As of December 31, 2010
	Actual	As Adjusted(4)
		(unaudited)
	(In thousands)
Balance Sheet Data:
Working capital(5)	$18,212	$57,542
Total assets	66,604	105,934
Notes payable	35,000	35,000
Total stockholders' equity	23,837	63,167

(1)
Includes lease operating expenses and production taxes.

(2)
Includes geophysical and geological costs, exploratory dry hole costs, and nonproducing leasehold impairments.

(3)
Includes proved and unproved property write-downs relating to our properties in the United States.

(4)
As adjusted balance sheet data give effect to the sale of 6,000,000 shares of our common stock in this offering by us at a public offering price of $7.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. See "Capitalization" on page S-20 of this prospectus supplement.

(5)
Working capital represents current assets less current liabilities.

Summary Reserve Data

        The following table sets forth certain information with respect to our estimated proved and probable reserves as of December 31, 2010, 2009, and 2008 based on estimates set forth in reserve reports prepared by our independent reserve engineers. The following table also sets forth information regarding our proved and probable reserves as of December 31, 2010 on an as adjusted basis giving effect to the addition of reserves attributable to our Lisewo-1 well, which we completed in February 2011, based on estimates set forth in a reserve report relating to the Lisewo-1 well prepared by our independent reserve engineers. Estimates of our Polish reserves were prepared by RPS Energy, an independent engineering firm in the United Kingdom. Estimates of our domestic reserves were prepared by Hohn Engineering, an independent engineering firm in Billings, Montana.

	As Adjusted As of December 31, 2010(1)	As of December 31,
		2010	2009	2008
Estimated proved and probable oil and natural gas reserves:
Natural gas reserves (MMcf)
Poland
Proved developed reserves	31,683	31,683	20,409	7,873
Proved undeveloped reserves	21,010	8,276	27,259	37,439
Probable reserves	48,315	43,310	42,265	33,800

Total	101,008	83,269	89,933	79,112

United States
Proved developed reserves	—	—	—	—
Proved undeveloped reserves	—	—	—	—
Probable reserves	—	—	—	—

Total	—	—	—	—

Total	101,008	83,269	89,933	79,112

Oil reserves (MBbls)
United States
Proved developed reserves	639	639	463	45
Proved undeveloped reserves	—	—	—	—
Probable reserves	—	—	—	—

Total	639	639	463	45

Poland
Proved developed reserves	—	—	—	47
Proved undeveloped reserves	—	—	—	—
Probable reserves	—	—	—	—

Total	—	—	—	47

Total	639	639	463	92

Total proved and probable oil and natural gas reserves (MMcfe)	104,842	87,103	92,711	79,664

PV-10 Value (in thousands)(2)
Proved	$143,336	$127,337	$145,823	$117,568
Probable	82,785	79,080	68, 283	68,493

Total	$226,121	$206,417	$214,106	$186,061

(1)
Lisewo-1 reserves were calculated by RPS Energy, a United Kingdom-based reservoir engineering firm that calculates reserves for all of our Polish properties. The date of its report is February 28, 2011. In calculating Lisewo-1 PV-10 Values, RPS used the same average prices that were used to calculate PV-10 Values for our KSK wells at year-end 2010.

(2)
PV-10 Value means the estimated future net revenue to be generated from the production of proved or probable reserves discounted to present value using an annual discount rate of 10.0%, the Standardized Measure of Future Net Cash Flows. These amounts are calculated net of estimated production costs, future development costs, and future income taxes, using prices and costs determined using guidelines established by the SEC, without escalation and without giving effect to non-property-related expenses, such general and administrative costs, debt service, and depreciation, depletion, and amortization.

        Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond our control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof. As a result, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing and production subsequent to the date of an estimate, as well as economic factors such as change in product prices and operating costs, may require revision of such estimates. Accordingly, oil and natural gas quantities ultimately recovered will vary from reserve estimates.

 Summary of the Offering

Common stock we are offering	6,000,000 shares
Common stock to be outstanding after this offering	51,415,827 shares
Over-allotment option	900,000 shares
Use of proceeds

We intend to use the net proceeds from the sale of common stock offered by this prospectus supplement to fund a portion of our 2011 and 2012 capital budget and accelerate planned exploration and development activities and construction of production facilities in our project areas in Poland and for general working capital purposes. See "Use of Proceeds."

NASDAQ Global Market symbol	FXEN
Risk factors	See "Risk Factors" beginning on page S-14 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

        The number of shares of common stock to be outstanding after this offering is based on 45,415,827 shares outstanding as of March 9, 2011 and excludes an aggregate of 815,833 shares issuable upon exercise of outstanding stock options.

        Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter's over-allotment option to purchase up to 900,000 shares of our common stock from us.

RISK FACTORS

        Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, you should carefully consider the following risk factors, as well as the risk factors discussed under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of shares of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Our Common Stock

         The price of our common stock may be volatile.

        The trading price of our common stock has historically fluctuated significantly. For example, during the 12 months ended March 9, 2011, the high sales price per share of our common stock on the NASDAQ Global Market was $12.20 and the low sales price per share was $2.89. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including:

  •
  fluctuations in commodity prices;

  •
  actual or anticipated fluctuations in our operating results;

  •
  results of our exploration activities;

  •
  changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

  •
  changes in our reserve estimates;

  •
  acquisitions, strategic alliances or joint ventures involving us or our competitors;

  •
  actions of our current stockholders, including sales of common stock by our directors, executive officers and their affiliates;

  •
  regulatory changes or developments;

  •
  disruption of trading and stock markets;

  •
  adverse economic performance or recession in the United States or Europe;

  •
  the arrival or departure of key personnel; and

  •
  the operating and stock price performance of other comparable companies.

        General market conditions and domestic or international macroeconomic factors may also affect the price of our common stock. Future decreases in our stock price may adversely impact our ability to raise sufficient additional capital in the future, if needed.

         You will experience immediate dilution in the book value per share of the common stock you purchase.

        Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer immediate and substantial dilution of $5.77 per share in the net tangible book value of the common stock you purchase in this offering. See "Dilution" for a more detailed discussion of the dilution you will incur in this offering.

         There may be future sales or other dilution of our equity that may adversely affect the market price of our common stock.

        We are not restricted from issuing additional common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. Sales or other issuances of a substantial number of shares of our common stock or equity-related securities could depress the market price of our common stock and impair our ability to raise capital through the sale of common stock or equity-related securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

         There are a substantial number of shares of our common stock eligible for future sale in the public market. The sale of a large number of these shares could cause the market price of our common stock to fall.

        There were 45,415,827 shares of our common stock outstanding as of March 9, 2011. As of that date, members of our management and their affiliates owned approximately 2,367,441 shares of our common stock, representing 5.21% of our outstanding common stock. Sales of a substantial number of these shares, or the perception that such sales will occur, would likely have a significant negative affect on the market price of our common stock, particularly if the sales are made over a short period of time.

        Additionally, if all options outstanding as of March 9, 2011 are exercised prior to their expiration, approximately 815,833 additional shares of common stock could become freely tradable. The issuance of these new shares, the common stock offered by this prospectus supplement and the sale of additional shares that may become eligible for sale in the public market from time to time upon the exercise of warrants or stock options or the vesting of restricted stock awards and could have the effect of depressing the market price for our common stock.

         Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

        We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings and other cash resources, if any, for the operation, development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansions. In addition, our credit agreement restricts our ability to pay cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements which we may enter into from time to time and from the issuance of preferred stock should we decide to do so in the future.

         Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

        We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

 FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus supplement, the accompanying prospectus and documents incorporated by reference are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements, include, but are not limited to: (i) projections of capital expenditures, revenues, income or loss, earnings or loss per share, capital structure, and other financial items, (ii) statements of our plans and objectives including those relating to planned development of our oil and gas properties, (iii) statements of future economic performance, (iv) reserve information and (v) statements of assumptions underlying such statements. Words such as "believe," "anticipate," "expect," "intend," "targeted," "may," "will," "should" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        Forward-looking statements are subject to risks and uncertainties. While we believe the assumptions or bases underlying the forward-looking statements are reasonable and are made in good faith, we caution that assumed facts or bases almost always vary from actual results, and these variances can be material, depending upon the circumstances. We cannot assure you that the statements of expectation or belief contained in the forward-looking statements will result or be achieved or accomplished. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements are described under the heading "Risk Factors" in this prospectus supplement and under the headings "Item 1A. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2010. Should one or more of these factors materialize or should any of the underlying assumptions prove to be incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date on which those statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the forward-looking statement is made, except as may be required by law.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $39.3 million (or $45.3 million if the underwriter exercises its over-allotment option in full) from the sale of shares of our common stock in this offering, after deducting underwriting discounts and estimated offering expenses.

        We intend to use the net proceeds of this offering to fund a portion of our 2011 and 2012 capital budget and accelerate planned exploration and development activities and construction of production facilities in our project areas in Poland and for general working capital purposes. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently intend to retain all future earnings and other cash resources, if any, for the operation, development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansions. In addition, our credit agreement restricts our ability to pay cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements which we may enter into from time to time and from the issuance of preferred stock should we decide to do so in the future.

 PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the NASDAQ Global Market under the symbol "FXEN." The following table sets forth, for each of the periods indicated, the high and low closing sale prices per share of our common stock as reported by the NASDAQ Global Market.

	Common Stock Price
	High	Low
2011
First Quarter (through March 9, 2011)	$11.76	$6.20
2010
Fourth Quarter	6.74	4.12
Third Quarter	4.14	3.02
Second Quarter	4.88	3.40
First Quarter	3.55	2.85
2009
Fourth Quarter	3.28	2.39
Third Quarter	4.71	3.05
Second Quarter	4.56	2.91
First Quarter	3.54	2.13

        On March 9, 2011, the last reported sale price of our common stock as reported by the NASDAQ Global Market was $7.89 per share. As of March 7, 2011, there were approximately 313 record holders of our common stock. The number of holders does not include holders whose common stock is held in street name.

DILUTION

        If you purchase our shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of our common stock.

        Our net tangible book value (unaudited) at December 31, 2010, was approximately $23.8 million or $0.53 per share, based on 45,284,527 shares of our common stock outstanding as of December 31, 2010. After giving effect to the sale of 6,000,000 shares of common stock by us at a public offering price of $7.00 per share, less our estimated offering expenses, our net tangible book value (unaudited) at December 31, 2010, would have been approximately $63.2 million, or $1.23 per share. This represents an immediate increase in the net tangible book value of $0.70 per share to existing stockholders and an immediate dilution of $5.77 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share		$7.00
Net tangible book value per share as of December 31, 2010 (unaudited)	0.53
Increase in net tangible book value per share after the offering	0.70

Net tangible book value per share after this offering		1.23

Dilution per share to new investors		$5.77

CAPITALIZATION

        The following table sets forth our unaudited cash and cash equivalents and capitalization as of December 31, 2010:

  •
  on an actual basis; and

  •
  on an as adjusted basis giving effect to the sale of 6,000,000 shares of common stock in this offering at a public offering price of $7.00 per share (assuming the underwriter's option to purchase additional shares of our common stock is not exercised) and our receipt of $39.3 million estimated net proceeds, after deducting underwriting commissions and expenses.

        You should read this table in conjunction with "Use of Proceeds" in this prospectus supplement, and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2010
	Actual	As Adjusted
($ in thousands, except per share data)		(unaudited)
Cash and cash equivalents	$19,740	$59,070

Notes payable	35,000	35,000

Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding, actual or as adjusted	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 45,284,527 shares issued and outstanding, actual, 51,284,527 shares issued and outstanding, as adjusted	45	51
Additional paid-in capital	171,167	210,491
Cumulative translation adjustment	14,013	14,013
Accumulated deficit	(161,388)	(161,388)

Total stockholders' equity	23,837	63,167

Total capitalization	$58,837	$98,167

U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds it as a "capital asset" within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code". This discussion is based upon the Code, effective U.S. Treasury regulations, judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, "controlled foreign corporations," "passive foreign investment companies," dealers in securities or currencies, former U.S. citizens or long-term residents, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any state, local or foreign tax laws.

        You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income, estate and other tax consequences of the purchase, ownership, and disposition of our common stock.

        For purposes of this summary, you are a "non-U.S. holder" if you are a beneficial owner of common stock that, for U.S. federal income tax purposes, is not:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (including any other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, provided that: (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Distributions on Our Common Stock

        If we make cash or other property distributions on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. It is possible that distributions we make with respect to our common stock will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder's tax basis in our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder's tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the common stock and will be treated as described under "—Dispositions of Our Common Stock" below.

        Distributions that are treated as dividends generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable to the extent it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent (i) a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate or (ii) in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing an entitlement to the lower treaty rate in accordance with applicable U.S. Treasury regulations. Such certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Any dividends paid on our common stock that are effectively connected with a non-U.S. holder's United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are exempt from the 30% withholding tax described above if the non-U.S. holder provides us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends generally, however, will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders are urged to consult with their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Dispositions of Our Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met; or

  •
  our common stock constitutes a "United States real property interest," or USRPI, within the meaning of the Code, by reason of our status as a "United States real property holding corporation," or USRPHC, within the meaning of the Code at any time within the shorter of (i) the five-year period preceding the disposition or (ii) the non-U.S. holder's holding period for our common stock.

        Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders are urged to consult with their own tax advisors regarding any applicable income tax treaties that may provide for different rules.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we generally would be a USRPHC for U.S. federal income tax purposes if the fair market value of our USRPIs equals or exceeds 50% of the fair market value of the sum of our USRPIs, our interests in foreign real property and any other assets which are used or held for use in our trade or business. We believe we are not a USRPHC for U.S. federal income tax purposes. Even if we are or become a USRPHC, gain arising from the sale or other disposition of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax as a sale of a USRPI if our common stock is "regularly traded," as defined by applicable U.S. Treasury regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of (i) the five-year period ending on the date of the sale or other disposition or (ii) the non-U.S. holder's holding period for such stock. We expect that our common stock will be "regularly traded" on an established securities market within the meaning of the applicable U.S. Treasury regulations, although we cannot guarantee that it will be so traded in the future. If we are or become a USRPHC and the foregoing exception does not apply, gain on the sale or other disposition of our common stock by a non-U.S. holder generally would be taken into account as if the non-U.S. holder were engaged in a trade or business within the United States during the taxable year and as if such gain were effectively connected with such trade or business, as discussed above.

Backup Withholding and Information Reporting

        We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

        Backup withholding, currently at a rate of 28%, generally will not apply to distribution payments to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected outside the U.S. by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, information reporting and backup withholding may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

        Legislation was enacted on March 18, 2010 that will, effective for payments made after December 31, 2012, generally impose a 30% U.S. federal withholding tax on dividends paid by U.S. issuers and on the gross proceeds from the disposition of certain stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a U.S. federal withholding tax of 30% on dividends paid by U.S. issuers and on the gross proceeds from the disposition of certain stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in our common stock.

UNDERWRITING

        Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, Macquarie Capital (USA) Inc., as the underwriter in this offering, has agreed to purchase from us 6,000,000 shares of common stock.

        The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the common stock offered by this prospectus supplement if any such shares are purchased under the underwriting agreement. However, the underwriter is not required to take or pay for the shares covered by the underwriter's over-allotment option described below.

Over-allotment Option

        We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 900,000 additional shares of common stock from us. The underwriter may exercise this option, in whole or in part, solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common stock offered by this prospectus supplement. To the extent the option is exercised, the underwriter will become obligated, subject to certain conditions, to purchase such additional shares.

Commissions and Discounts

        The offering price of the common stock was determined by negotiation between us and the underwriter. The underwriter initially proposes to offer part of the common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at such price less a discount or concession not in excess of $0.252. After the initial offering of the common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

        The following table shows the per share and total public offering price, the underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase up to an additional 900,000 shares of common stock from us.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$7.00	$42,000,000	$48,300,000
Underwriting discounts and commissions to be paid by us	$0.42	$2,520,000	$2,898,000
Proceeds, before expenses, to us	$6.58	$39,480,000	$45,402,000

        We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $150,000.

        The underwriter has informed us that it does not intend sales to discretionary accounts to exceed 5% of the total number of common stock offered by it.

No Sales of Similar Securities

        Our common stock is listed on the NASDAQ Global Market under the trading symbol "FXEN." We and our executive officers and directors have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not, without the prior written approval of Macquarie Capital (USA) Inc., subject to limited exceptions, offer for sale, sell, pledge, transfer or otherwise dispose of or hedge our common stock or any of our other securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of at least 75 days after the date of this prospectus supplement.

        The 75-day lock-up period in all of the lock-up agreements is subject to extension if, (i) during the last 17 days of the lock-up period, we issue an earnings release or material news or event relating to us occurs or (ii) we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event, unless Macquarie Capital (USA) Inc. waives the extension in writing.

Indemnification and Contribution

        We have agreed to indemnify the underwriter and its controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriter and its controlling persons may be required to make in respect of those liabilities.

Price Stabilization, Short Positions

        In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more common stock than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common stock available for purchase by the underwriter under the over-allotment option. The underwriter can close out a covered short sale by exercising the over-allotment option or purchasing common stock in the open market. In determining the source of common stock to close out a covered short sale, the underwriter will consider, among other things, the open market price of common stock compared to the price available under the over-allotment option. The underwriter may also sell common stock in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

Electronic Distribution

        A prospectus supplement in electronic format may be made available by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

        Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriter's web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (a "Relevant Implementation Date") an offer of our common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of our common stock to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in the Relevant Member State:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

        However, no such offer of our common stock shall result in a requirement for the publication by us or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of our common stock to the public" in relation to any shares of our common stock in any Relevant Member State means the communication, in any form and by any means, of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression, "Prospectus Directive," means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

  United Kingdom

        Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted or will not result in an offer to the public in the United Kingdom within the meaning of the Financial Services and Markets Act 2000, or the FSMA.

        In addition, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement and the accompanying prospectus are directed only at (1) persons outside the United Kingdom or (2) persons who:

  •
  are qualified investors, as defined in section 86(7) of FSMA, being persons falling within the meaning of article 2.1(e)(i), (ii) or (iii) of the Prospectus Directive; and

  •
  are either persons who fall within article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or Order, or are persons who fall within article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc.") of the Order; or

  •
  to whom they may otherwise lawfully be communicated in circumstances in which Section 21(1) of the FSMA does not apply.

        Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) above) should not rely or act upon this communication.

  Italy

        This prospectus supplement and the accompanying prospectus have not been and will not be filed with or cleared by the Italian securities exchange commission (Commissione Nazionale per le societa e la Borsa—the "CONSOB") pursuant to Legislative Decree No. 58 of 24 February 1998 (as amended, the "Finance Law") and to CONSOB Regulation No. 11971 of 14 May 1999 (as amended, the "Issuers Regulation"). Accordingly, copies of this prospectus supplement, the accompanying prospectus or any other document relating to our common stock may not be distributed, made available or advertised in Italy, nor may our common stock be offered, purchased, sold, promoted, advertised or delivered, directly or indirectly, to the public other than to (1) "Professional Investors" (such being the persons and entities as defined pursuant to article 31(2) of CONSOB Regulation No. 11522 of 1 July 1998, as amended, the "Intermediaries Regulation") pursuant to article 100 of the Finance Law; or (2) prospective investors where the offer of our common stock relies on the exemption from the investment solicitation rules pursuant to, and in compliance with the conditions set out by article 100 of the Finance Law and article 33 of the Issuers Regulation, or by any applicable exemption; provided that any such offer, sale, promotion, advertising or delivery of our common stock or distribution of this prospectus supplement or the accompanying prospectus, or any part thereof, or of any other document or material relating to our common stock in Italy is made: (a) by investment firms, banks or financial intermediaries authorized to carry out such activities in the Republic of Italy in accordance with the Finance Law, the Issuers Regulation, Legislative Decree No. 385 of 1 September 1993, the Intermediaries Regulation, and any other applicable laws and regulations; and (b) in compliance with any applicable notification requirement or duty which may, from time to time, be imposed by CONSOB, Bank of Italy or by any other competent authority.

  Switzerland

        This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares of our common stock will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the common stock may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the common stock with a view to distribution.

  Netherlands

        Shares of our common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, "Professional Investors"), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of shares of our common stock is publicly announced (whether electronically or otherwise) in The Netherlands, it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of the shares of our common stock, and this prospectus supplement and accompanying prospectus or any other offering material relating to the shares may not be considered an offer or the prospect of an offer to sell or exchange the shares.

  Cayman Islands

        No offer or invitation to subscribe for shares of our common stock may be made to the public in the Cayman Islands and this prospectus supplement and accompanying prospectus may not be given to any member of the public in the Cayman Islands.

INCORPORATION BY REFERENCE

        We have elected to "incorporate by reference" certain information into this prospectus supplement and the accompanying prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC.

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 7, 2011, as amended by Form 10-K/A filed with the SEC on March 9, 2011;

  •
  our Current Reports on Form 8-K filed with the SEC on January 4, 2011, January 24, 2011, February 1, 2011, February 8, 2011 and March 7, 2011;

  •
  the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on January 23, 2004, including any amendment or report filed for the purpose of updating such description; and

  •
  the description of the preferred stock purchase rights attached to shares of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 15, 2010.

        We incorporate by reference any additional documents we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information "furnished" to the SEC) between the date we initially filed this prospectus supplement and the termination of the offering of the common stock.

        You should read the information relating to us in this prospectus supplement and the accompanying prospectus together with the information in the documents incorporated by reference.

        You may obtain a copy of any of the above-referenced documents, at no cost, from our website at www.fxenergy.com. The information contained in, or that can be assessed through, our website is not part of this prospectus supplement and the accompanying prospectus. We will also furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct your request for documents to:

FX Energy, Inc.
3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
Attention: Scott J. Duncan
Telephone: 801-486-5555
Facsimile: 801-486-5575
Email: scottduncan@fxenergy.com

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

LEGAL MATTERS

        The validity of our common stock being offered under this prospectus supplement and the accompanying prospectus will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Certain other legal matters will be passed upon for us by Kruse Landa Maycock & Ricks, LLC, Salt Lake City, Utah. Weil, Gotshal & Manges LLP, New York, New York, advised the underwriter in connection with the offering of the common stock.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to FX Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010 (the "2010 Form 10-K"), have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Estimates of our proved and probable Polish natural gas reserves as of December 31, 2010, and of the proved and probable natural gas reserves attributable to our Lisewo-1 well as of February 28, 2011, incorporated in this prospectus supplement and the accompanying prospectus by reference to our 2010 Form 10-K, were prepared by RPS Energy, an independent engineering firm in the United Kingdom, as stated in its reports with respect thereto, and are incorporated by reference in this prospectus supplement and the accompanying prospectus on the authority of such firm as experts in petroleum engineering.

        Estimates of our proved United States oil reserves as of December 31, 2010, incorporated in this prospectus supplement and the accompanying prospectus by reference to our 2010 Form 10-K, were prepared by Hohn Engineering, PLLC, an independent engineering firm in Billings, Montana, as stated in its report with respect thereto, and are incorporated by reference in this prospectus supplement and the accompanying prospectus on the authority of such firm as experts in petroleum engineering.

GLOSSARY OF INDUSTRY TERMS

        We have included below the definitions for certain terms used in this prospectus supplement:

        Bcf—Billion cubic feet of natural gas.

        Bcfe—Billion cubic feet of natural gas equivalent using a ratio of one barrel of oil to 6,000 cubic feet of natural gas.

        Ca1 and Ca2—Specific calcium-rich geological formations, typically a dolomitic reef.

        Field—An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

        Gross acres—The total acres in which a working interest is owned, either directly or indirectly through a subsidiary.

        Horizon—An underground geological formation that is the portion of the larger formation that has sufficient porosity and permeability to constitute a reservoir.

        MBbls—One thousand oilfield barrels.

        Mcf—One thousand cubic feet of natural gas.

        Mcfe—One thousand cubic feet of natural gas equivalent using a ratio of one barrel of oil to 6,000 cubic feet of natural gas.

        MMcf—One million cubic feet of natural gas.

        MMcfd—One million cubic feet of natural gas per day.

        MMcfe—One million cubic feet of natural gas equivalent using a ratio of one barrel of oil to 6,000 cubic feet of natural gas.

        Net—When referring to acres, the fractional ownership interests held by us, directly or indirectly through a subsidiary, multiplied by the gross acres.

        P50 reserves—Proved reserves plus probable reserves.

        Probable reserves—Reserves determined by probabilistic methods that are less certain than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

        Proved reserves—The estimated quantities of crude oil, gas and gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. "Proved reserves" may be developed or undeveloped.

        PV-10 Value—The estimated future net revenue to be generated from the production of proved or probable reserves discounted to present value using an annual discount rate of 10.0%, the Standardized Measure of Future Net Cash Flows. These amounts are calculated net of estimated production costs, future development costs, and future income taxes, using prices and costs determined using guidelines established by the SEC, without escalation and without giving effect to non-property-related expenses, such general and administrative costs, debt service, and depreciation, depletion, and amortization.

        Reservoir—A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

        Standardized Measure of Discounted Future Net Cash Flows—Present value of proved reserves, as adjusted to give effect to estimated future abandonment costs, net of estimated salvage value of related equipment, and estimated future income taxes.

        Tcf—One trillion cubic feet of natural gas.

        3-D seismic—Advanced technology method of detecting accumulation of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

        Working interest—The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and share of production, subject to all royalties, overriding royalties and other burdens and to share in all costs of exploration, development operations and all risks in connection therewith.

PROSPECTUS

FX ENERGY, INC.

$200,000,000
Common Stock, Preferred Stock, Warrants,
Senior Debt Securities, and Subordinated Debt Securities

        We may offer common stock, preferred stock, warrants, senior debt securities, and subordinated debt securities consisting of a combination of any of these securities at an aggregate initial offering price not to exceed $200,000,000. The debt securities that we may offer may consist of senior debt securities or subordinated debt securities, in each case consisting of notes or other evidence of indebtedness in one or more series. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices, and on terms to be determined at the time of sale. A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Our common stock is quoted on the NASDAQ Global Market under the symbol "FXEN." On June 8, 2009, the closing price of our common stock was $4.26 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus is listed on any national securities exchange or automated quotation system.

        You should refer to the risk factors included in the periodic reports and other information that are on file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is June 29, 2009.

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under "Information Incorporated by Reference." We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and the accompanying prospectus supplement. If you receive any other information, you should not rely on it.

        The information contained in this prospectus and the accompanying prospectus supplement is accurate only as of the dates on the cover pages of this prospectus or the accompanying prospectus supplement, as applicable. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate as of any other date. The information incorporated by reference into this prospectus or the accompanying prospectus supplement is accurate only as of the date of the document incorporated by reference. Any statement made in this prospectus, the accompanying prospectus supplement, or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded. See "Information Incorporated by Reference."

        We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $200,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of any risks relating to the offering if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings "Available Information" and "Information Incorporated by Reference" before investing in any of the securities offered.

        We may sell securities to or through underwriters or dealers, and we may also sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers, or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers, and the compensation, if any, of such underwriters, dealers, or agents will be set forth in an accompanying prospectus supplement.

        Unless the context otherwise requires, all references in this prospectus to "us," "our," "we," "the Company," or other similar terms include FX Energy, Inc., our subsidiaries, and the entities or enterprises organized under Polish law in which we have an interest and through which we conduct our activities in that country.

AVAILABLE INFORMATION

        We are a public company and are required to file annual, quarterly and current reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov. In addition, because our stock is listed for trading on the NASDAQ Global Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

        We filed a registration statement on Form S-3 under the Securities Act with the SEC respecting the securities being offered pursuant to this prospectus. This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

  •
  inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room;

  •
  obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or

  •
  obtain a copy from the SEC website.

        Our mailing address is 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106, and our Internet address is www.fxenergy.com. Our telephone number is (801) 486-5555. General information, financial news releases, and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC's website at www.sec.gov. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

 THE COMPANY

        We are an independent gas and oil exploration and production company with principal production, reserves, and exploration activities in Poland, although we have modest oil production and oilfield service activities in the United States. We believe Poland is a unique international exploration opportunity. Relatively little gas has been discovered in Poland's sector of the North European Permian Basin, compared to the discoveries in the UK, Dutch, and German sectors. For most of the 20th century, Poland was closed to exploration by foreign gas and oil companies. Consequently, we think the Polish Permian Basin is underexplored and underexploited, and therefore has high potential for discovering significant amounts of gas and oil.

        Acting on this thesis, we have acquired a large land position and we are conducting a focused exploration program. Independent engineers estimated our total proved gas and oil reserves at 45.9 billion cubic feet of natural gas equivalent, or Bcfe, at year-end 2008. The PV-10 Value of these reserves at year-end 2008 was approximately $118 million, which is equal to approximately $2.79 per share of stock outstanding at year-end. Our gas and oil reserve volumes in Poland have increased at a compound annual growth rate of 34% since 2003 and by 46% in just the last year. Our production volume has increased at an annual rate of 52% from 2005 to 2008. These increases are attributable to our exploration in Poland. With a view to future growth in reserves and production, we now hold 5.4 million gross acres (4.9 million net acres) in Poland.

        During 2008, our production volumes declined due to the decline in production from our Wilga well in Poland, although our revenues were relatively stable as a result of generally higher prices during the same period. The completion of production facilities for additional wells in Poland should lead to increased production over 2007 and 2008 levels during 2009.

        We are acutely aware of the global economic crisis and we are mindful of the need to stay alert and act reasonably. We believe our business strategy is sound and that our resources and opportunities, carefully managed, will allow us to continue growing through the next several years. See "Adapting to the Global Economic Crisis" below.

        References to us in this prospectus include FX Energy, Inc., our subsidiaries, and the entities or enterprises organized under Polish law in which we have an interest and through which we conduct our activities in that country.

        We hold substantial acreage in productive fairways or geological trends, primarily in Poland, that we consider underexplored and underdeveloped, where we believe we have the opportunity to find significant gas and oil reserves while mitigating risk through the application of new exploration technology. Our strategy is to:

  •
  increase production and reserves in our core area;

  •
  use revenues from our core area to support high potential exploration on our substantial non-core acreage.

        We believe Poland has substantial undiscovered hydrocarbon potential. The continuous advances in exploration technology around the world were not immediately applied in Poland during the period it was behind the "Iron Curtain." Acting on this thesis, we have accumulated a large land position in known productive regions or geologic trends and in selected "rank wildcat" areas in Poland. We have assembled a sophisticated technical team with modern exploration tools and generated a number of attractive gas prospects. This has already begun to bear fruit with several new discoveries on which to build a production base to support our ongoing exploration program in Poland.

        Some of our Polish operations are conducted in partnership with the Polish Oil and Gas Company, or POGC. POGC is a fully integrated oil and gas company, which is largely owned by the Treasury of the Republic of Poland. POGC is Poland's principal domestic oil and gas exploration, production, transportation, and distribution entity. Under our existing agreements, POGC has provided us with access to exploration opportunities, previously collected exploration data, and technical and operational support. We also use geophysical and drilling services provided by POGC and sell our gas production to POGC.

        Our current ongoing exploration and development expenditures in Poland, as well as ongoing operating losses, are funded with our working capital resulting from the previous sales of common stock, revenues generated from oil and gas production as well as our oilfield services segment, and draw-downs under our $25 million senior secured credit facility.

        We were formed as a Nevada corporation in 1989. Our stock trades on the NASDAQ Global Market under the symbol "FXEN." Our corporate offices are located at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106 USA. The corporate telephone number is (801) 486-5555. In Montana, we own a 16,160 square foot building located at the corner of Central and Main in Oilmont. We also have an office in Warsaw, Poland, located at Ul. Chalubinskiego 8.

Adapting to the Global Economic Crisis

        The impact on the gas and oil industry of the current global economic crisis has been sudden, dramatic, and wide-ranging. As with most companies in this industry, we are not immune from many of the negative effects of this crisis. In the reports incorporated by reference, we identify and discuss some of the following areas of concern, and provide some discussion as to our plans to protect and exploit our assets and continue to methodically increase our shareholder value.

  •
  Global oil prices have dropped rapidly from unprecedented mid-2008 highs to significantly lower prices at year-end. In Poland, all of our gas production is sold to POGC and is tied to published tariffs for gas sold to wholesale consumers that in turn are based in large part on the historical cost of Russian imported gas. With the recent drop in oil prices, there is a possibility that the cost of imported gas may decline, which in turn may cause the Polish regulator to decrease the cost of gas sold by POGC and thereby reduce the price POGC pays to us.

  •
  We see a greater impact on our revenues and reserves from the declines in oil prices than from changes in gas prices. The decline in oil prices has the following principal adverse effects:

  •
  The reduction in oil revenues will impact our ability to execute a robust capital program during 2009.

  •
  Price declines also reduce both the value and the economic volumes of our proved oil reserves in the United States and led to impairment charges at existing wells, where the estimated year-end 2008 reserve values, calculated at year-end prices, are no longer sufficient to cover the existing capitalized costs.

  •
  We do not know what impact the distress in the banking industry in general, and on the Royal Bank of Scotland, or RBS, in particular, will have on us. Despite the fact that we believe we have reserve volumes and values that would warrant a sizable increase in this facility in normal economic times, there is no guarantee that RBS will, in fact, increase the amount of funds available to us, which may, in turn, restrict the amount of capital we are able to apply in our development programs in Poland.

  •
  Our stock price has declined more than 70% from its 2008 peak and, as of early March 2009, 46% over the preceding 12 months, which may restrict the amount of capital we will be able to apply in our development programs in Poland.

  •
  Because of the circumstances discussed above, we are acutely aware of the need to preserve and be judicious in our use of existing capital and are adjusting our capital and operating budgets. We are not initiating new capital projects in 2009 until the commencement of production at our Roszkow well in Poland, and we are reducing cash overhead costs by approximately 10% from 2008 levels, primarily by reducing compensation and other controllable costs.

  •
  The drop in oil prices and the adjusted timing of our capital budget caused us to record property impairment charges during 2008 of $11.0 million related to two of our recent drilling projects in Poland due to adjustments in the timing of our capital plans and $3.8 million related to our producing oil wells in the United States due to lower reserve values.

  •
  During the past 12 months, the Polish zloty has fluctuated between a low of 2.02 zlotys per U.S. dollar in August of 2008 to a high of 3.88 zlotys per dollar in late February of 2009. As the U.S. dollar strengthens, the U.S. dollar denominated amount of revenue paid in zlotys declines; conversely, when the U.S. dollar weakens, the U.S. dollar denominated amount of revenues paid in zlotys increases. Should exchange rates in effect during early 2009 continue throughout the year, we expect the exchange rates to have a negative impact on our U.S. dollar denominated revenues, but a corresponding positive impact on the U.S. dollar cost of our capital expenditures in Poland.

  •
  During October 2008, we drew down the remaining $14 million available under our Senior Credit Facility and purchased approximately $14.7 million in Polish zloty forward contracts at a rate which, at the time, was a 52-week low for the zloty. The amount of these forward contracts was matched to our committed capital expenditures in Poland. Further, in connection with contracts maturing in the first quarter of 2009, we recorded an additional loss of approximately $888,000 when we marked them to market at December 31, 2008, at which time the exchange rate was 2.9 zlotys per U.S. dollar.

        For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption "Information Incorporated by Reference."

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents that we have filed with the Securities and Exchange Commission that are included or incorporated by reference in this prospectus contain statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "could," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar words and expressions. Statements that describe our future strategic plans, goals, or objectives are also forward-looking statements. We intend that the forward-looking statements will be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

        Readers of this prospectus are cautioned that any forward-looking statements, including those regarding us or our management's current beliefs, expectations, anticipations, estimations, projections, strategies, proposals, plans, or intentions, are not guarantees of future performance or results of events and involve risks and uncertainties, such as:

  •
  whether we will be able to discover and produce oil or gas in commercial quantities from any exploration prospect;

  •
  whether the quantities of oil or gas we discover will be as large as our initial estimate of an exploration target area's gross unrisked potential;

  •
  whether actual exploration risks will be consistent with our forecasts;

  •
  whether our efforts to acquire new or expand existing exploration or development prospects will be successful or will be successful on terms favorable to us;

  •
  future drilling and other exploration schedules and sequences for wells and other activities;

  •
  the future results of drilling individual wells and other exploration and development activities;

  •
  future variations in well performance as compared to initial test data;

  •
  the ability to economically develop and market discovered reserves;

  •
  the prices at which we may be able to sell oil or gas;

  •
  foreign currency exchange rate fluctuations;

  •
  exploration and development priorities and the financial and technical resources of POGC, our principal joint venture and strategic partner in Poland;

  •
  uncertainties inherent in estimating quantities of proved reserves and actual production rates and associated costs;

  •
  future events that may result in the need for additional capital;

  •
  the cost and availability of additional capital that we may require and possible related restrictions on our future operating or financing flexibility;

  •
  our future ability to attract industry or financial participants to share the costs of exploration, exploitation, development, and acquisition activities;

  •
  future plans and the financial and technical resources of industry or financial participants;

  •
  uncertainties of certain terms to be determined in the future relating to our oil and gas interests, including exploitation fees, royalty rates, and other matters;

  •
  uncertainties regarding future political, economic, regulatory, fiscal, taxation, and other policies in Poland and the European Union; and

  •
  other factors that are not listed above.

        Discussions containing these forward-looking statements may be found, among other places, in this prospectus under the captions "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission.

        These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus except as required by law. Before deciding to purchase our securities, you should carefully consider the risk factors discussed here or incorporated by reference, in addition to the other information set forth in this prospectus and in the documents incorporated by reference.

RISK FACTORS

        An investment in our securities involves risks. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our quarterly report on Form 10-Q for the quarter ended March 31, 2009, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of our securities.

 USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments, and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated as follows:

			Year Ended December 31,
	Three Months Ended March 31, 2009
			2008		2007		2006		2005		2004
Ratio of earnings to fixed charges and preferred stock dividends(b)		(a)		(a)		(a)		(a)		(a)		(a)

(a)
The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover fixed charges for the 2009, 2008, and 2007 periods, and the ratio was not applicable during the 2006, 2005, and 2004 periods as we incurred no fixed charges. We had no historical earnings for the period ended March 31, 2009, and for the years ended December 31, 2008, 2007, 2006, 2005, and 2004 to apply toward our fixed charges. The amounts of the deficiencies were $(24.4) million for the period ended March 31, 2009, and $(54.0) million, $(11.7) million, $(13.8) million, $(11.4) million, and $(12.6) million in 2008, 2007, 2006, 2005, and 2004, respectively, for the ratio of earnings to fixed charges and preferred stock dividends. We had fixed charges related to long-term debt of $0.1 million for the period ended March 31, 2009, and $0.7 million, $0.4 million, $0, $0, and $0 in 2008, 2007, 2006, 2005, and 2004, respectively. These ratios are based on continuing operations. "Earnings" is determined by adding:

•
income before income taxes, and

•
fixed charges, net of interest capitalized.

"Fixed charges" consist of interest (whether expensed or capitalized), and, if appropriate, that portion of rentals considered to be representative of the interest factor. "Fixed charges and preferred stock dividends" represent fixed charges (as described above) and preferred stock dividend requirements of FX Energy.

(b)
No Preferred Stock outstanding.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock (including 1,000,000 shares of Series A Participating Preferred Stock), $0.001 par value.

Common Stock

        As of June 8, 2009, we had 42,451,978 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute.

        Our stockholders have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

        Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends on the common stock in the foreseeable future. In certain cases, common stockholders may not receive dividends, if and when declared by the board of directors, until we have satisfied our obligations to any preferred stockholders.

        The board of directors has authority to authorize the offer and sale of additional authorized but unissued securities without the vote of or notice to existing stockholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing stockholders.

Preferred Stock

        Under our articles of incorporation, our board of directors is authorized, without stockholder action, to issue preferred stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution of our company and voting rights, if any.

        If we offer a series of preferred stock, we will describe the specific terms of that series in a prospectus supplement, including:

  •
  the title of the series of preferred stock and the number of shares offered;

  •
  the price at which the preferred stock will be issued;

  •
  the dividend rate, if any, the dates on which the dividends will be payable, and other terms relating to the payment of dividends on the preferred stock;

  •
  the voting rights of the preferred stock;

  •
  whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

  •
  whether the preferred stock is convertible into any other securities, and the terms and conditions of any such conversion;

  •
  the liquidation preference of the preferred stock; and

  •
  any additional rights, preferences, and limitation of the preferred stock.

        The description of the terms of a series of preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to that series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or as a document incorporated by reference.

        Any preferred stock will, when issued, be fully paid and nonassessable.

  Series A Participating Preferred Stock

        We are authorized to issue 1,000,000 shares of Series A Participating Preferred Stock. Such preferred stock is nonredeemable and subordinate to any other series of our preferred stock that may at any time be issued. We currently do not have any preferred stock outstanding. The Series A Participating Preferred Stock is authorized for issuance pursuant to the preferred stock purchase rights that trade with the common stock, as described below. Each share of Series A Participating Preferred Stock is entitled to receive, when, as and if declared, a dividend in an amount equal to one hundred times the cash dividend declared on each share of common stock and one hundred times any noncash dividends declared with respect to each share of common stock, in like kind, other than a dividend payable in shares of common stock. In the event of liquidation, the holder of each share of Series A Participating Preferred Stock shall be entitled to receive a liquidation payment in an amount equal to one hundred times the liquidation payment made per share of our common stock. Each share of Series A Participating Preferred Stock has one hundred votes, voting together with the common stock and not as a separate class, unless otherwise required by law or our articles of incorporation. In the event of any merger, consolidation, or other transaction in which shares of our common stock are exchanged, each share of Series A Participating Preferred Stock is entitled to receive one hundred times the amount received per share of our common stock.

        Each share of our common stock includes one right (a Right) that entitles the registered holder to purchase from us one one-hundredth (1/100) of a share of Series A Participating Preferred Stock at an exercise price of $100 per Right, subject to adjustment to prevent dilution. Initially the Rights will not be exercisable, certificates for the Rights will not be issued, and unless and until the Rights become exercisable, they will be transferred with and only with the shares of common stock. The Rights are exercisable on the separation date, which will occur on the earlier of: (i) 10 calendar days following a public announcement that certain persons or groups have acquired 20% or more of our outstanding voting shares; (ii) 10 calendar days following the commencement or public announcement of the intent of any person to acquire 20% or more of our outstanding voting shares; or (iii) such later date as may be fixed by the board of directors. Following the separation date, certificates representing the Rights will be mailed to holders of record of common stock and thereafter such certificates alone will evidence the Rights. If any person acquires more than 20% of our outstanding common stock or we engage in certain business combinations, other than pursuant to a tender or exchange offering for all shares of common stock approved by the board of directors, the Rights become exercisable for common stock, in lieu of Series A Participating Preferred Stock, by paying one half of the exercise price of the Right for a number of shares of our common stock having an aggregate market price equal to such exercise price. Any Rights that are or were beneficially owned by a person that has acquired 20% or more of the outstanding common stock will become void.

        We may redeem the Rights at $0.01 per Right at any time until 10 business days after public announcement that a person has acquired 20% or more of the outstanding shares of our common stock, provided that the redemption is approved by our Rights Redemption Committee, a committee consisting of at least three continuing directors, a majority of whom are not our employees. The Rights will expire on April 4, 2017, unless earlier redeemed by us. Unless the Rights have been previously redeemed, all shares of common stock issued by us will include Rights. As long as the Rights are redeemable, the Rights Redemption Committee without further stockholder approval may, except with respect to the exercise price or expiration date of the Rights, amend the Rights in any matter that, in the opinion of the board of directors, does not materially adversely affect the interests of holders of the Rights.

        The stockholders' Rights Agreement contemplates that we will reserve a sufficient number of authorized but unissued shares of common stock to permit the exercise in full of the Rights granted to the current stockholders should these Rights become exercisable.

Transfer Agent and Registrar

        Our transfer agent and registrar is Fidelity Transfer Company, 8915 South 700 East, Suite 102, Sandy, Utah 84070 and can be reached at (801) 562-1300.

DESCRIPTION OF WARRANTS

General Description of Warrants

        We may issue warrants for the purchase of debt securities, preferred stock, or common stock, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement. The following description, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

Debt Warrants

        The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the debt securities purchasable upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  •
  the principal amount and price of debt securities that may be purchased upon exercise of a warrant;

  •
  the dates on which the right to exercise the warrants commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  •
  information relating to book-entry procedures, if any;

  •
  if applicable, a discussion of material U.S. federal income tax considerations;

  •
  antidilution provisions of the warrants if any;

  •
  redemption or call provisions, if any, applicable to the warrants; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

        The prospectus supplement relating to a particular issue of warrants exercisable for common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  •
  the number of shares and price of common stock or preferred stock that may be purchased upon exercise of a warrant;

  •
  the dates on which the right to exercise the warrants commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  if applicable, a discussion of material U.S. federal income tax considerations;

  •
  antidilution provisions of the warrants, if any;

  •
  redemption or call provisions, if any, applicable to the warrants; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

        Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

        Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

 DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms and provisions of the debt securities that we may issue separately, upon conversion or exchange of preferred stock or upon exercise of a debt warrant, any of which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the indentures under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities. The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement.

        The debt securities will be issued under indentures between us and a trustee that will be named in the applicable prospectus supplement, and may be supplemented or amended from time to time following its execution. The indentures, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939.

        The forms of indentures give us broad authority to set the particular terms of each series of debt securities issued thereunder, including the right to modify certain of the terms contained in the indentures.

        Except to the extent set forth in a prospectus supplement, the indentures do not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

General

        The indentures will not limit the aggregate principal amount of debt securities that may be issued under it and will provide that debt securities may be issued in one or more series, in such form or forms, with such terms, and up to the aggregate principal amount that we may authorize from time to time. Our board of directors will establish the terms of each series of debt securities, and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

        The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer (to the extent applicable to the debt securities):

  •
  the title and designation of the debt securities (which shall distinguish debt securities of one series from debt securities of any other series), including whether the debt securities shall be issued as senior debt securities, senior subordinated debt securities, or subordinated debt securities, any subordination provisions particular to such series of debt securities, and whether such debt securities are convertible and/or exchangeable for other securities;

  •
  the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the debt securities;

  •
  the date or dates (whether fixed or extendable) on which the principal of the debt securities is payable or the method of determination thereof;

  •
  the rate or rates (which may be fixed, floating, or adjustable) at which the debt securities shall bear interest, if any, the method of calculating the rates, the date or dates from which interest shall accrue or the manner of determining those dates, the interest payment dates on which interest shall be payable, the record dates for the determination of holders to whom interest is payable, and the basis upon which interest shall be calculated if other than that of a 360-day year;

  •
  the place or places where the principal and premium, if any, make-whole amount, if any, and interest on the debt securities, if any, shall be payable, where the holders may surrender debt securities for conversion, transfer, or exchange and where notices or demands to or upon us may be served;

  •
  any provisions relating to the issuance of the debt securities at an original issue discount;

  •
  the price or prices at which, the period or periods within which, and the terms and conditions upon which we may redeem the debt securities, in whole or in part, pursuant to any sinking fund or otherwise (including the form or method of payment if other than in cash);

  •
  our obligation, if any, to redeem, purchase, or repay the debt securities pursuant to any mandatory redemption, sinking fund, or analogous provisions, or at the option of a holder, the price at which, the period within which, and the terms and conditions upon which the debt securities shall be redeemed, purchased, or repaid, in whole or in part, pursuant to such obligation (including the form or method of payment thereof if other than in cash) and any provisions for the remarketing of the debt securities;

  •
  if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

  •
  if other than the principal amount thereof, the portion of the principal amount of the debt securities that shall be payable upon declaration of acceleration of the maturity or provable in bankruptcy or, if applicable, the portion of the principal amount that is convertible or exchangeable in accordance with the provisions of the debt securities or the resolution of our board of directors or any supplemental indenture pursuant to which such debt securities are issued;

  •
  any events of default with respect to the debt securities, in lieu of or in addition to those set forth in the indentures and the remedies therefor;

  •
  our obligation, if any, to permit the conversion or exchange of the debt securities of such series into common shares or other capital stock or property, or combination thereof, and the terms and conditions upon which such conversion shall be effected (including the initial conversion or exchange price or rate, the conversion or exchange period, the provisions for conversion or exchange price or rate adjustments, and any other provision relative to such obligation) and any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

  •
  any trustees, authenticating or paying agents, transfer agents or registrars, or any other agents with respect to the debt securities;

  •
  the currency or currency units, including composite currencies, in which the debt securities shall be denominated if other than the currency of the United States of America;

  •
  if other than the currency or currency units in which the debt securities are denominated, the currency or currency units in which payment of the principal of, premium, if any, make-whole amount, if any, or interest on the debt securities shall be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the determination of the principal amount outstanding);

  •
  if the principal of, premium, if any, make-whole amount, if any, or interest on the debt securities is to be payable, at our election or the election of a holder, in currency or currency units other than that in which the debt securities are denominated or stated, the period within which, and the terms and conditions upon which, such election may be made and the time and manner of and identity of the exchange rate agent with responsibility for determining the exchange rate between the currency or currency units in which the debt securities are denominated or stated to be payable and the currency or currency units in which the debt securities will be payable;

  •
  if the amount of the payments of principal of, premium, if any, make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which the amount shall be determined from that index;

  •
  whether and under what circumstances we will pay additional amounts on the debt securities held by foreign holders in respect of any tax, assessment, or governmental charge withheld or deducted and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts;

  •
  if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including as a condition to the issuance of the debt securities in definitive form (whether upon original issue or upon exchange of a temporary debt security), the form and terms of such certificates, documents, or conditions;

  •
  any other affirmative or negative covenants with respect to the debt securities, including certain financial covenants;

  •
  whether the debt securities shall be issued in whole or in part in the form of one or more global securities and the depositary for the global securities or debt securities, the circumstances under which any global security may be exchanged for debt securities registered in the name of any person other than the depositary or its nominee, and any other provisions regarding the global securities;

  •
  whether the debt securities are defeasible; and

  •
  any other terms of a particular series.

        Unless otherwise indicated in the prospectus supplement relating to the debt securities, the principal amount of and any premium, make-whole amount, or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium, make-whole amount, or interest required to be made on an interest payment date, redemption date, or at maturity that is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

        Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that at the time of issuance is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities. In addition, certain United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities

        The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Modification of the Indentures

        We and the trustee may modify the indentures with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

        The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indentures discharged and under which the indenture obligations will be deemed to be satisfied.

Defaults and Notice

        The debt securities of any series will contain events of default to be specified in the applicable prospectus supplement, including:

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  failure to pay the principal of, or premium or make-whole amount, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration, or otherwise);

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  failure to make a payment of any interest on any debt security of such series when due;

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  our failure to perform or observe any other covenants or agreements in the indenture with respect to the debt securities of such series;

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  certain events relating to our bankruptcy, insolvency, or reorganization; and

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  certain cross defaults.

        If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

        The trustee under the indenture shall, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium or make-whole amount, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

        The indenture will contain a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture will provide that the holders of at least a majority in aggregate principal amount of the then-outstanding debt securities of any series may direct the time, method, and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability, or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

        The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions, including that the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee, and afford the trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium or make-whole amount, if any, and interest when due, to require conversion or exchange of debt securities if the indenture provides for convertibility or exchangeability at the option of the holder, and to institute suit for the enforcement of such rights.

Conversion or Exchange Rights

        If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

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  the type of securities into which they may be converted or exchanged;

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  the conversion price or exchange ratio, or its method of calculation;

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  whether conversion or exchange is mandatory or at the holder's election;

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  how and when the conversion price or exchange ratio may be adjusted; and

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  any other important terms concerning the conversion or exchange rights.

Concerning the Trustee

        We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Governing Law

        The indentures and the debt securities will be governed by the laws of the state of Utah.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        Information regarding material United States federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in an applicable prospectus supplement. Prospective purchasers of securities are urged to consult their own tax advisers prior to any acquisition of securities.

PLAN OF DISTRIBUTION

        We may sell the securities in one or more of the following ways from time to time:

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  through underwriters or dealers for resale to the public or to institutional investors;

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  directly to a limited number of institutional purchasers or to a single purchaser;

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  through agents; or

  •
  if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

        Any dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

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  the name or names of any underwriters, dealers, or agents;

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  the purchase price of such securities and the proceeds to us from such sale;

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  any underwriting discounts, agency fees, and other items constituting underwriters' or agents' compensation;

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  the public offering price;

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  any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and

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  the securities exchange on which the securities may be listed, if any.

        If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent. Further, unless otherwise so stated, the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

        If dealers are used in the sale of any securities, we will sell the securities to the dealers as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

        Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase in accordance with a redemption or repayment pursuant to their terms or otherwise by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement.

        Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

        If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters, or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

        Underwriters will not be obligated to make a market in any securities. We can give no assurance regarding the activity of trading in, or liquidity of, any securities.

        Agents, dealers, underwriters, and remarketing firms may be entitled under agreements entered into with us to indemnification by us, as applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters, and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Each series of securities will be a new issue and other than the common stock, which is quoted on the NASDAQ Global Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

        The place, time of delivery, and other terms of the offered securities will be described in the applicable prospectus supplement.

LEGAL MATTERS

        Kruse Landa Maycock & Ricks, LLC, Salt Lake City, Utah, will pass upon the validity of any securities that we offer pursuant to this prospectus. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

 EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Estimates of our proved Polish gas reserves as of December 31, 2008, incorporated by reference into this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, were prepared by by RPS Energy, an independent engineering firm in the United Kingdom. Estimates of our proved United States oil reserves as of December 31, 2008, incorporated by reference into this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, were prepared by Larry Krause Consulting, an independent engineering firm in Billings, Montana.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus.

        Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus.

        The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

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  our Annual Report on Form 10-K for the year ended December 31, 2008;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

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  our Current Reports on Form 8-K filed on February 12, February 17, February 18, February 25, March 4, March 12, March 17, March 18, April 15, April 20, May 7, May 11, May 13, and May 28, 2009.

        We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: FX Energy, Inc., 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106, telephone number (801) 485-5555.

        Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

        The information relating to FX Energy, Inc., contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

6,000,000 Shares

Common Stock

Macquarie Capital

March 10, 2011